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                                                                    Exhibit 10.4

                                                               EXECUTION VERSION

                      CHIEF EXECUTIVE SECURITIES AGREEMENT

     This Chief Executive Securities Agreement ("AGREEMENT") is made as of August 21, 1997 by and among Beacon Holding Corporation, a Delaware corporation (the "COMPANY"), Andrew R. Logie ("EXECUTIVE") and Code, Hennessy & Simmons III, L.P., a Delaware limited partnership ("CHS").

                                 R E C I T A L:

     The Company, CHS and Executive desire to enter into an agreement with respect to the equity and subordinated debt securities of the Company owned by Executive, including, without limitation, with respect to the transfer of such securities.

                              A G R E E M E N T S:

     The parties hereto agree as follows:

     1.     DEFINITIONS.

            (a) For purposes of this Agreement, the following terms shall have the following meanings unless the context indicates otherwise:

            "AFFILIATE" of a Person means any other Person controlling, controlled by or under common control with such Person and any partner of such Person if such Person is a partnership. An "Affiliate", with respect to the Company includes each of the Company's direct or indirect Subsidiaries.

            "BEACON OPERATING" means Beacon Sales Acquisition, Inc., a Delaware corporation doing business as Beacon Sales Company Incorporated.

            "BOARD" means the board of directors of the Company.

            "CLASS A SHARES" means shares of Class A Common Stock, $.01 par value per share, of the Company.

            "CLASS B SHARES" means shares of Class B Common Stock, $.01 par value per share, of the Company.

            "COMPETITIVE BUSINESS" means any business which is directly or indirectly competitive with the business of Beacon Operating or any of its Subsidiaries as conducted at the time this definition is applied, and any business which is under development by Beacon Operating or any of its Subsidiaries as of such date. Without limiting the generality of the foregoing sentence, the term Competitive Business shall include, without limitation, any business which engages, directly or indirectly, in the distribution of commercial and residential roofing and related products, including without limitation, shingles, sheet metal, lumber, water proofing products and insulation and any other products or services which Beacon Operating or any of its

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Subsidiaries is planning to manufacture, distribute, sell or provide as of the date this definition is applied.

            "CONFIDENTIAL INFORMATION" means all information, including but not limited to trade secrets, disclosed to Executive or known by Executive as a consequence of or through his employment by Beacon Operating or any of its Subsidiaries concerning the products, processes or services offered by Beacon Operating or any of its Subsidiaries and which: (i) has not been made generally available to the public, and is useful or of value to Beacon Operating's or any of its Subsidiaries' current or anticipated business, research or development activities; or (ii) has been identified to Executive as confidential, either orally or in writing. Confidential Information shall include, but is not limited to: computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of other employees of Beacon Operating and its Subsidiaries, their responsibilities, competence, abilities, and compensation; manufacturing techniques; product formulations and product constructions; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property. Confidential Information shall not include information which: (A) is in or hereafter enters the public domain through no act of Executive; (B) is obtained by Executive from a third party having the legal right to use and disclose the same; (C) is in the possession of Executive prior to receipt from the Company, Beacon Operating, or any of its predecessors (including the company formerly known as Beacon Sales Company, Incorporated) (as evidenced by Executive's written records pre-dating the date of employment by any of such entities); or (D) is not unique to the Company or any of its Affiliates.

            "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

            "CONVERTIBLE NOTE" means the Convertible Junior Subordinated Promissory Note issued by Beacon Operating on the date hereof pursuant to the terms of and in connection with the transactions contemplated by the Purchase Agreement and assumed by the Company.

            "CREDIT AGREEMENT" means (i) that certain Credit Agreement dated August 21, 1997 among Beacon Sales Acquisition, Inc., Beacon Holding Corporation, and NationsCredit Commercial Corporation, as Agent
("NationsCredit"), and (ii) any replacement credit or loan agreement between the Company and/or Beacon Operating and any new or replacement lender.

            "DISABILITY" means Executive is unable, by reason of accident or illness, to perform his duties with Beacon Operating and its Subsidiaries for ninety (90) consecutive days during any six (6) month period, and from which he is not expected to recover in the reasonably near future, all as determined upon examination by a physician acceptable to both Executive and the Company and retained by the Company. Executive shall cooperate fully with such physician. If such physician determines that Executive is so disabled, the physician shall deliver to the Company a certificate certifying that both Executive is disabled and the date upon which the

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condition of disability commenced. The determination of the physician shall be final and binding on both parties.

            "EXECUTIVE SECURITIES" means (i) all Executive Shares, (ii) all Subordinated Notes acquired by the Executive and the Convertible Note acquired by Executive, (iii) all vested Options issued to Executive, and (iv) all securities of the Company issued or issuable with respect to the securities referred to in clauses (i), (ii), and (iii) above, including, by way of a stock split, stock dividend or other recapitalization. Executive Securities shall continue to be Executive Securities in the hands of any holder other than Executive (other than the Company, its Subsidiaries or CHS and except for transferees in a Public Sale or a Sale of the Company), and, except as otherwise provided in this Agreement, each such other Holder shall succeed to all rights and obligations attributable to Executive as a Holder hereunder.

            "EXECUTIVE SHARES" means all Shares acquired by Executive pursuant to this Agreement or any other agreement, note, option plan or other arrangement with the Company or any Subsidiary, whether on or following the date of this Agreement, and all Shares of the Company issued or issuable with respect to such Shares by way of a stock split, stock dividend or other recapitalization.

            "EXEMPT TRANSACTION" means any transfer of Executive Securities pursuant to Section 3, 4, 6(d), 7 or 8 of this Agreement.

            "FAIR MARKET VALUE" of any security of the Company means:

                  (i) the average of the closing prices of the sales of such security on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any particular day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such particular day, or, if on any particular day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any particular day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such particular day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) business days ending on the day as of which the Fair Market Value is being determined; or

                  (ii) with respect to any security which is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market for the entire twenty-one (21) day averaging period specified above, the fair value of such security as determined in good faith by agreement of a majority of the members of the Board, on the one hand, and the Executive (or his personal representative, if Executive is deceased or incompetent) on the other hand; provided however that if the Board and Executive (or his personal representative) cannot so agree within twenty (20) business days following notification by one party to the other of the need for a valuation of securities of the Company, then each of the Board and the Executive shall select one independent investment banking or accounting firm and each such firm shall determine the fair value

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     of such security. If the lowest valuation made by the investment banking or accounting firms is within ten percent (10%) of the highest valuation, then the fair value shall be the average of the two appraisals. If the difference between the two appraisals is greater than ten percent (10%), then the two firms shall jointly select a third investment banking or accounting firm (or such firm shall be selected by lot if the two cannot promptly agree on such firm), and the determination of fair value by such third firm shall be final and binding on the parties hereto. The expenses of the investment banking or accounting firm retained pursuant to this Agreement shall be borne one-half by Executive and one-half by the Company.

With respect to Options, "Fair Market Value" means the amount determined pursuant to the preceding sentence less the exercise price for such Option.

            "FAMILY GROUP" means the spouse and immediate descendants (whether natural or adopted) of Executive (collectively, "RELATIVES"), any custodian of a custodianship for and on behalf of one or more Relatives or Executive and any trustee of a trust solely for the benefit of one or more Relatives.

            "FOUNDER'S COST" means $1,000 per share (such amount to be equitably adjusted, upward or downward, for stock splits, stock dividends and recapitalizations), provided that the Founder's Cost of Executive Shares purchased pursuant to the exercise of Options shall be the exercise price, if any, actually paid therefor, and if such Options have not been exercised, the Founder's Cost of such Options shall be the greater of $0.01 per Option or the cash price actually paid therefor.

            "FULLY-DILUTED BASIS" shall mean the number of Shares which would be outstanding, as of the date of computation, if all convertible obligations, options and warrants and like rights and instruments, to acquire Shares had been converted or exercised.

            "HOLDER" means any holder of Executive Securities (including, without limitation, Executive and Executive's Permitted Transferees).

            "INDEPENDENT THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly beneficially own in excess of five percent (5%) of the Shares on a Fully-Diluted Basis, who is not an Affiliate of any five percent (5%) owner of such Shares and who is not the spouse or descendant (by birth or adoption) of any five percent (5%) owner.

            "JUST CAUSE" means any of the following, as determined by the Board in its reasonable judgment: (i) Executive's repeated failure or refusal to perform such material duties and responsibilities as are reasonably requested by the Board or an Affiliate's Board of Directors, (ii) Executive's repeated failure to observe all material policies generally applicable to executives of Beacon Operating and its Subsidiaries, (iii) Executive's gross negligence or willful misconduct in the performance of Executive's duties to Beacon Operating and its Affiliates, (iv) the commission by Executive of any act of fraud or embezzlement against the Company or any of its Affiliates, or the commission of any felony or act involving moral turpitude, (v) Executive's unauthorized dissemination of information, observations and data concerning the

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business plans, financial data, referral sources, customers, suppliers, manufacturing procedures and techniques, trade secrets or acquisition strategies of Beacon Operating and its Subsidiaries, or any other Confidential Information. For purposes of clauses (i), (ii) and (iii) of this definition, "Just Cause" shall exist only if (A) the applicable breach impacts or is likely to impact the financial performance of the Company and (B) the applicable breach remains uncured after the expiration of fifteen (15) days following delivery of written notice to Executive by the Company or the Board. In no event shall termination upon expiration of an employment agreement at the end of its term or Resignation be considered termination without Just Cause.

            "1933 ACT" means the Securities Act of 1933, as amended from time to time, or any successor thereto.

            "1934 ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

            "OPEN MARKET TRANSACTION" means any Transfer of Executive Securities in the open market following a Public Sale.

            "OPTIONS" means (i) all warrants, options or other rights to subscribe for purchase or otherwise acquire Shares and (ii) all or any securities convertible into or exchangeable for Shares, including, without limitation, the Convertible Note.

            "OUTSTANDING INDEBTEDNESS" means, as of the date of determination, the outstanding principal balance of, and all accrued and unpaid interest under, the applicable Subordinated Note(s).

            "PERSON" means an individual, a partnership, a limited partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

            "PUBLIC OFFERING" means a public offering of Shares (or the securities of any successor to the Company) or any shares of capital stock of a Subsidiary pursuant to an effective registration statement under the 1933 Act.

            "PUBLIC " means any sale pursuant to a Public Offering or any sale to the public pursuant to Rule 144 (as defined below).

            "PURCHASE AGREEMENT" means that certain Asset Purchase Agreement, dated August 21, 1997, among Beacon Sales Acquisition, Inc., Beacon Sales Company, Incorporated, a Massachusetts corporation, and the stockholders of Beacon Sales Company, Incorporated.

            "RESIGNATION" means termination by Executive of his employment with the Company or any of the Subsidiaries or successors.

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            "RETIREMENT" means the voluntary termination of Executive's employment with the Company and its Subsidiaries when Executive is at least 65 years old, in accordance with the Company's or any Subsidiary's established retirement policies.

            "SALE OF THE COMPANY" means the sale (in a single transaction or in a series of related transactions) of the Company to any Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) Shares (whether by merger, consolidation, sale or transfer of shares, reorganization, recapitalization or otherwise) possessing the voting power under normal circumstances to elect a majority of the directors of the Company or (ii) all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis.

            "SELLER" means Beacon Sales Company, Incorporated, a Massachusetts corporation.

            "SHARES" means Class A Shares and Class B Shares (now or hereafter issued), and any shares issued in respect of such shares pursuant to a dividend, stock split reclassification or like action, or pursuant to an exchange (including a merger).

            "SUBORDINATED NOTES" means the 12% Junior Subordinated Promissory Notes issued from time to time by the Company or assumed by the Company from time to time.

            "SUBSIDIARY" means any Person of which the Company owns securities having a majority of the voting power in electing the board of directors directly or through one or more Subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), including, without limitation, Beacon Operating.

            "TRANSFER" shall mean any transfer, sale, assignment, pledge, encumbrance or other disposition (irrespective of whether any of the foregoing are effected, with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether INTER VIVOS or upon death).

            "VESTED RESIGNATION" means voluntary resignation by Executive of his employment with the Company and its Subsidiaries and successors following the third anniversary hereof (unless such voluntary resignation is under circumstances which would also permit the Company or any of its Subsidiaries to terminate Executive's employment for Just Cause, in which case such resignation shall not be considered a Vested Resignation, but rather shall be deemed a termination for Just Cause).

            (b) OTHER DEFINITIONS. Other defined terms are contained in the body of this Agreement.

     2. REPRESENTATIONS AND WARRANTIES AND ADDITIONAL AGREEMENTS AND UNDERSTANDINGS.

            (a) EXECUTIVE REPRESENTATIONS AND WARRANTIES. Executive acquired a Subordinated Note in the original principal amount of $1,194,000 and the Convertible Note in the original principal amount of $398,000 pursuant to the terms of and in connection with the

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transactions contemplated by the Purchase Agreement. Executive represents and warrants to the Company, and agrees and acknowledges that:

                  (i) The Executive Securities acquired by Executive pursuant to the Purchase Agreement are and shall be acquired for Executive's own account, for investment purposes only and not with a present view to, or intention of, distribution or resale thereof in violation of the 1933 Act or any state securities laws and that, irrespective of any other provisions of this Agreement, the Executive Securities shall be Transferred only in compliance with all applicable federal and state securities laws, including, without limitation, the 1933 Act.

                  (ii) The Executive Securities are not registered under the 1933 Act and must be held by Executive until such Executive Securities are registered under the 1933 Act or an exemption from such registration is available; the Company shall have no obligation to take any actions that may be necessary to make available any exemption from registration under the 1933 Act; and the Company shall place "stop transfer" restrictions on the party responsible for recording Transfers of Executive Securities in violation of the foregoing provisions of this clause (ii).

                  (iii) Executive is familiar with Rule 144 ("RULE 144") adopted by the Securities and Exchange Commission ("SEC") which establishes guidelines governing, among other things, the resale of "restricted securities" (securities, such as Executive Securities, which are acquired from the issuer of such securities in a transaction not involving any Public Offering).

                  (iv) Rule 144 is not presently available for Transfers of the Executive Securities because, among other things, the Company is not presently required to file the reports required to be filed by Section 15(d) of the 1934 Act, and does not have a class of securities registered pursuant to Section 12 of that statute; and, even if the Company were required to file reports under the 1934 Act, and had filed all reports required to be filed, reliance on Rule 144 to Transfer securities is subject to other restrictions and limitations, as set forth in Rule 144.

                  (v) In connection with any Transfer of Executive Securities under Rule 144 or pursuant to any other exemption, Executive may, at the option of the Company, be required to deliver to the Company an opinion from counsel for Executive (reasonably acceptable to the Company) and/or receive an opinion from counsel for the Company, to the effect that all applicable federal and state securities law requirements have been met.

                  (vi) Executive has been an executive employee of the Seller and is an executive employee of Beacon Operating.

                  (vii) Executive is able to evaluate the risks and merits of the investment in the Executive Securities and of making an informed investment decision with respect thereto.

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                  (viii)  Executive is able to bear the economic risk of
     Executive's investment in the Executive Securities for an indefinite period of time because the Executive Securities have not been registered under the 193 3 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or unless an exemption from such registration is available.

                  (ix) Executive has reviewed the financial and other information with respect to the Company, Beacon Operating and the Subsidiaries previously provided to Executive, and all such other documents and information made available to, or requested by, Executive, and Executive has had the opportunity to ask questions and receive answers concerning all such materials and the terms and conditions of the offering of the Executive Securities. Executive has had full access to such other information and materials concerning the Company as Executive has requested. The Company has answered all inquiries that Executive has made to the Company relating to the Company and the sale of the Executive Securities hereunder.

                  (x) The execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

                  (xi) The Executive has not granted any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

                  (xii) Executive has the legal capacity to execute and perform this Agreement. This Agreement has been duly executed and delivered by Executive, and constitutes a valid and legally binding obligation of Executive, enforceable against him in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies). Executive's spouse has the legal capacity to execute and deliver the Spousal Consent attached to this Agreement (the "SPOUSAL CONSENT") and to deliver the Spousal Consent and such consent has been validly executed and delivered.

            (b) COMPANY REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Executive that:

                  (i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to enter into and perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized and approved by all requisite action. This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

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                  (ii)    The execution, delivery and performance of his
     Agreement by the Company does not and shall not conflict with, violate or cause a breach of any of the terms or provisions of the Certificate of Incorporation of the Company or its by-laws, or of any agreement, contract or instrument to which the Company is a party, or any judgment, order or decree to which the Company is subject.

                  (iii) On the date of this Agreement and after giving effect to the transactions contemplated by (1) this Agreement, (2) other Executive Securities Agreements of even date herewith between the Company and other officers and employees of the Company, (3) the Investor Securities Agreement dated of even date herewith among the Company, CHS, and certain investors, and (4) certain agreements and instruments entered into with and issued to NationsCredit Commercial Corporation (the "Agent") as agent for the lenders, and assuming that Executive exercises Executive's rights under the Convertible Note to convert the principal amount thereof into Shares:
     (A) the number of Class A Shares issued and outstanding shall be 2,000, (B) the number of Class B shares issued and outstanding shall be zero, (C) the face value of all Subordinated Notes issued and outstanding shall be $6,000,000 and (D) the Company shall have issued to Agent, the Company's senior lender, a warrant to purchase 162 shares of Class B Common Stock of the Company (representing 7.5% of the outstanding common stock of the Company following exercise thereof, assuming no adjustments as a result of anti-dilution provisions). All Shares heretofore issued and delivered by the Company to any Holder have been, and all Shares to be issued by the Company to any Holder pursuant to this Agreement, when issued and delivered, shall be, duly authorized, validly issued, fully paid and nonassessable. The Executive Securities are subject to dilution by future issuances of securities of the Company including by issuance of common stock to lenders pursuant to warrants.

            (c) ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. As an additional inducement to the Company to issue Executive Shares to Executive, Executive acknowledges and agrees that:

                  (i) Neither the ownership of Executive Shares by the Executive nor any provision contained herein shall entitle Executive to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company to terminate Executive's employment at anytime for any reason.

                  (ii) Shares issued by the Company pursuant to a stock dividend, stock split, reclassification or like action, or pursuant to the exercise of a right granted by the Company to all holders of Shares to purchase Shares on a proportionate basis, shall be Transferred only, and for all purposes be treated, in the same manner as, and be subject to the same options with respect to, the Shares which were split or reclassified or with respect to which a stock dividend was paid or rights to purchase Shares on a proportionate basis were granted. In the event of a merger of the Company where this Agreement does not terminate, partnership units, membership units or shares of common stock (and/or securities convertible into such units or shares) which are issued in exchange for Shares shall thereafter be deemed to be Shares subject to the terms of this Agreement.

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                  (iii)   Any person to whom Executive Securities are to be
     Transferred (except pursuant to a Public Offering) shall execute and deliver, as a condition to such Transfer, whatever documents are deemed reasonably necessary by the Company, in consultation with its counsel, to evidence such party's joinder in, acceptance of, and agreement with, the obligations with respect to the Executive Securities contained in this Agreement.

                  (iv) Within thirty (30) days from the date hereof, Executive shall make an election with the Internal Revenue Service under
     Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in form and substance reasonably satisfactory to the Company.

                  (v) Except with the prior written consent of CHS, (A) Executive shall not grant any proxy or become party to any voting trust or other agreement with respect to the Executive Securities or any interest therein (provided, however, that Executive may enter into that certain Stock Appreciation Rights Agreement dated as of even date herewith, with John Swansburg, in the form provided to the Company on the date hereof, which shall not be amended after the date hereof) and (B) Executive shall not pledge any securities to secure indebtedness.

                  (vi) Pursuant to a management agreement of even date herewith, the Company and Beacon Operating will pay to CHS (or one of its Affiliates) management fees in the amount of $300,000 per year (payable monthly) plus reasonable out of pocket expenses.

     3.     REPURCHASE OPTION.

            (a) GENERAL. Upon the termination of Executive's employment with Beacon Operating or any of its Subsidiaries for any reason ("TERMINATION"), all Executive Securities, whether held by Executive or one or more of Executive's transferees (collectively, the "AVAILABLE SECURITIES"), shall be subject to repurchase by CHS and the Company pursuant to the terms and conditions set forth in this Section 3 (the "REPURCHASE OPTION").

            (b) COMPANY OPTION. The Board, acting in good faith, may elect (in its sole discretion) to cause the Company to purchase all or any portion of the Available Securities pursuant to the Repurchase Option by delivering written notice (the "REPURCHASE NOTICE") to CHS and Executive within thirty (30) days following Termination. The Repurchase Notice shall set forth the number and amount of Available Securities to be acquired from each Holder, the aggregate consideration to be paid for such securities and the time and place for the closing of such purchase.

            (c) CHS OPTION. If for any reason the Company does not elect to purchase all of the Available Securities pursuant to the Repurchase Option, CHS may elect (in its sole discretion) to exercise the Repurchase Option for all (but not less than all) of the Available Securities which the Company has not elected to purchase (the "SECURITIES AVAILABLE FOR CHS"). Within sixty (60) days following Termination, CHS may elect to purchase all (but not less than all) of the Securities Available for CHS by giving written notice to Executive as to the number

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and amount of securities being purchased by CHS from each Holder (the
"SUPPLEMENTAL REPURCHASE NOTICE").

            (d) REPURCHASE PRICE. Upon exercise of the Repurchase Option, the purchase price for the Available Securities (the "REPURCHASE PRICE") shall be as follows:

                  (i) if the Repurchase Option is triggered by termination of Executive's employment by reason of Executive's death, Executive's Disability, Vested Resignation of Executive, termination of Executive's employment by Beacon Operating without Just Cause, or termination for any other reason (other than those described in subsection 3(d)(ii) below), the Repurchase Price shall be Fair Market Value of the Available Securities as of the date of Termination; and

                  (ii) if the Repurchase Option is triggered by termination of Executive's employment by the Company or any Subsidiary for Just Cause or Resignation of the Executive (other than a Vested Resignation), the purchase price of the Available Securities shall be the lesser of: (A) the Founder's Cost (in the case of Executive Shares and Options) and the Outstanding Indebtedness (in the case of Subordinated Notes and other notes constituting Available Securities); and (B) the Fair Market Value of the Available Securities.

The Repurchase Price for the Available Securities under this Section 3(d) shall be computed as of the date of Termination. The Repurchase Price shall be calculated by the Board within thirty (30) days following Termination (provided, however, that Fair Market Value shall be determined in accordance with the definition thereof in Section 1). Notwithstanding anything to the contrary herein contained, if the Company and CHS collectively have elected to purchase less than all of the Available Securities, then the Company and CHS shall be deemed to have elected not to purchase any of the Available Securities pursuant to the Repurchase Option.

            (e) CLOSING. If and only if the Company and CHS collectively have elected to purchase all (but not less than all) of the Available Securities, the purchase of Available Securities pursuant to this Section 3 shall be consummated at the Company's principal office at 10:00 a.m., on the thirtieth (30th) day next following the final determination of the Repurchase Price as provided in
Section 3(d), or on such earlier day as designated by CHS or the Company, as the case may be, in its sole discretion, upon not less than ten (10) days prior notice to Executive. If such date is a Saturday, Sunday or legal holiday, the closing shall occur at the same time and place on the next succeeding business day. Subject to Section 5 hereof, at the option of the Company and/or CHS, the Person exercising the Repurchase Option shall pay for the Available Securities to be purchased pursuant to the Repurchase Option by (i) delivery of a cashier's check or wire transfer of immediately available funds or (ii) delivery of a negotiable secured junior subordinated promissory note (the "Repurchase Note") in the form of EXHIBIT A hereto, the principal amount of which shall bear interest at the rate of eight percent (8%) per annum, with interest and a pro rata portion of principal payable quarterly over a three-year period following delivery of the Repurchase Note, and with such additional terms (including subordination provisions) as shall be required by the senior lenders to the Company and its Subsidiaries. Whenever a Repurchase Note is used pursuant to any provision of this Agreement, the obligations of the Company or CHS (as the case may be) under the Repurchase Note shall be secured by a pledge of all Executive Shares purchased pursuant to delivery of such Repurchase Note. The pledge of the Executive Shares shall be made pursuant to a pledge agreement in the form of EXHIBIT B hereto. The purchasers of Executive Securities to be purchased pursuant to the Repurchase Option hereunder shall be entitled to receive customary representations and warranties as to ownership, title, authority to sell and the like from the Holders regarding such sale and to receive such other evidence, including applicable inheritance and estate tax waivers, as may reasonably be necessary to effect the purchase of the Executive Securities to be purchased pursuant to the Repurchase Option.

            (f) FAILURE TO DELIVER SHARES. If Executive or any other Holder of Executive Securities whose Executive Securities are to be purchased pursuant to
Section 3, 4 or 6 fails to deliver them on the scheduled closing date of such purchase, the Company or CHS (as the case may be) may elect to deposit the consideration representing the purchase price of the Executive Securities with the Company's attorney (or any other third party, including a bank or a financial institution), as escrowee. In the event of the foregoing election, the Executive Securities shall be deemed for all purposes (including the right to vote and receive payment for dividends) to have been Transferred to the purchasers thereof and the Company shall issue new certificates representing the Executive Securities to the Company, CHS or their respective designees, as the case may be, and the certificates or instruments registered in the name of the Person obligated to sell such Executive Securities shall be deemed to have been canceled and to represent solely a right to receive payment of the purchase price, without interest, from the escrow funds. If, prior to the third (3rd) anniversary of the scheduled closing date for the purchase pursuant to Sections 3, 4 or 6, the proceeds of sale have not been claimed by the Executive or other seller of the Executive Securities, the escrow deposit (and any interest earned thereon) shall be returned to the Person originally depositing the same, and the transferors whose Executive Securities were so purchased shall look solely to the purchasers thereof for payment of the purchase price. The escrowee shall not be liable for any action or inaction taken by it in good faith.

            (g) TERMINATION OF REPURCHASE OPTION. The rights of the Company and/or CHS to purchase Executive Securities pursuant to this Section 3 shall terminate upon the consummation of a Sale of the Company or a Public Offering.

            (h) PRICE PROTECTION. In the event that the Company or CHS exercises a Repurchase Option following termination of Executive's employment with Beacon Operating by Beacon Operating without Just Cause, and a Sale of the Company or Beacon Operating is consummated during the twelve (12) month period following the date of the Closing pursuant to exercise of such Repurchase Option, the Company shall pay to each Holder of Available Securities which sold such securities pursuant to the exercise of such Repurchase Option, as additional purchase price for the Executive Securities purchased pursuant to such Repurchase Option, an amount (the "Additional Amount") equal to the aggregate amount, if any, by which such Holder's Sale Price (as defined herein) would exceed the Repurchase Price paid to such Holder with respect to the Available Securities sold by such Holder pursuant to the Repurchase Option. "Sale Price" shall mean the amount which would have been realized by a Holder of Available Securities as a result of a Sale of the Company had the purchase of such Holder's Available Securities pursuant to the exercise of the Repurchase Option not occurred and such Holder had participated in, or received proceeds as a result of, such Sale of the Company (assuming exercise of all outstanding options, warrants and other convertible securities). For purposes of computing the Sale Price, (i) the computation shall take into account the portion of all transaction and other costs which such Holder would have had to bear as a result of participation in the Sale of the Company; (ii) if any part of the consideration in connection with a Sale of the Company is paid in property or securities, the value of said consideration shall be computed by determining the fair market value of such property or securities at the time of closing of the Sale of the Company (which, in the case of securities shall, if applicable, take into account reductions or discounts in the fair market value resulting from such securities being "restricted securities" within the meaning of Rule 144); (iii) if the consideration in connection with a Sale of the Company is payable in installments or otherwise on a deferred basis, the value of said consideration shall be computed at the present value thereof as of the date of consummation of the Sale of the Company, taking into account interest payable on said installments according to the terms thereof and using as a discount rate the "prime rate" then in effect at the First National Bank of Chicago; and (iv) an equitable adjustment shall be made to take into account all Common Stock splits, Common Stock dividends and other changes to the Company's capital structure occurring between the date the Repurchase Option is exercised and the date on which the Sale of the Company takes place; provided, however, that all subsequent issuances of securities or other interests by the Company following exercise of the Repurchase Option which would have the effect of diluting the seller's ownership interest in the Company shall so dilute such ownership interest for purposes of this paragraph. The Additional Amount shall be payable by the Company in cash (or, if not cash, the same property received in the Sale of the Company, in which case subsection (ii) above shall not apply) not later than thirty (30) days after the date on which the Sale of the Company is consummated, unless the following sentence is applicable. In the case of a Sale of the Company where deferred payments (including, without limitation, pursuant to a promissory note or an escrow arrangement) are to be made by the purchaser, the Additional Amount shall be paid at such time(s) as the purchaser makes payments to the Company or all other holders of Common Stock, as the case may be (in which case subsection (iii) shall not apply). The Additional Amount shall be determined by the independent certified public accountants regularly engaged by the Company, whose determination shall be final and binding on the parties hereto.

     4.     PUT.

            (a) GENERALLY. Upon the occurrence of a termination of Executive's employment with Beacon Operating and its Subsidiaries as a result of Executive's death or Disability or as a result of termination by Beacon Operating of Executive's employment with Beacon Operating without Just Cause (other than a termination which results from expiration of his employment agreement at the end of its term or thereafter) (a "PUT EVENT"), Executive may require the Company to repurchase all (but not less than all) of the Executive Securities owned by the Executive as of the date of such termination, pursuant to the terms and conditions in this Section 4 (the "Put").

            (b) PUT NOTICE. Upon the occurrence of a Put Event, Executive (or his personal representative, if Executive is deceased or incompetent) may exercise the Put by delivering written notice (the "PUT NOTICE") to the Company within thirty (30) days following the occurrence of the Put Event.

            (c) PUT PRICE. Upon the exercise of the Put, the purchase price for the Executive Securities (the "PUT PRICE") shall be the Fair Market Value of such securities computed as of the date of the Put Event. The Board shall calculate the Put Price within thirty (30) days following delivery of a Put Notice (provided, however, that Fair Market Value shall be determined in accordance with the definition thereof in Section 1).

            (d) MANNER OF PAYMENT. Subject to Section 5, the Put Price payable in connection with the exercise of a Put Option shall, at the option of the Company, be paid either (i) in full in cash on the Put Closing Date (as defined herein) or (ii) by delivery of a Repurchase Note.

            (e) CLOSING. The closing of the purchase of Executive Securities pursuant to the Put (the "PUT CLOSING") shall take place on the date (the "PUT CLOSING DATE") designated by the Company in a written notice to Executive, which date shall be not more than thirty (30) days after final determination of the Put Price as provided in Section 4(e).

            (f) TERMINATION OF RIGHT. The right of Executive to require the Company to repurchase Executive Securities pursuant to this paragraph 4 will terminate immediately after consummation of a Sale of the Company or a Public Offering.

     5. MANNER OF PAYMENT AND RESTRICTIONS ON THE COMPANY'S OBLIGATION TO PURCHASE.

            (a) GENERAL RESTRICTION. Notwithstanding anything to the contrary contained in this Agreement (other than the provisions of this paragraph commencing after the third sentence hereof), the Company shall not be obligated to purchase, pursuant to Section 4 or otherwise, such Executive Securities as the Company may then be prohibited by law or bona fide contract from purchasing, including, without limitation, the Delaware General Corporation Law (the "DELAWARE ACT") and covenants contained in any loan agreements or other bona fide agreements to which the Company or any Subsidiary is then a party. To the extent such Executive Securities cannot be repurchased pursuant to applicable contracts or law, the option contained in Section 4 shall be of no force and effect and shall be null and void. For purposes of this Agreement, the Company shall not be obligated to purchase Executive Securities if any loan or other bona fide agreement to which any Subsidiary is a party or is bound would prohibit the Subsidiaries from paying to the Company dividends or distributions sufficient to permit the Company to pay the entire purchase price for such Executive Securities. Notwithstanding the foregoing restriction set forth in this subsection 5(a), Executive may exercise the Put in the event of Termination by Beacon Operating of Executive's employment with Beacon Operating without Just Cause, and upon exercise of the Put in such circumstances, the Company shall pay to the Executive (as full or partial payment of the Put Price, as the case may be) an amount ("Put Cost") equal to the lesser of (a) the Founder's Cost (in the case of the Executive Shares then held by Executive and originally issued upon conversion of the Convertible Note), or the then outstanding principal balance of the Convertible Note held by Executive if not converted into common stock, plus the outstanding principal balance of the $1,194,000 Subordinated Note included in the Executive Securities held by Executive; and (b) the Fair Market Value of such Executive Securities. The Put Cost shall be paid by delivery of a note of the Company (the "PUT NOTE") in the form of the Repurchase Note, provided, however, that, notwithstanding the terms for principal amortization described in Section 3(e) hereof, the principal balance thereof will be paid as follows: (1) $1,200,000 of the principal balance of the Put Note (or, if less, the outstanding balance) would be paid on the first anniversary of the date of issuance of the Put Note on the Put Closing Date and the remaining balance, if any, would be paid on the second anniversary of the date of issuance of the Put Note; PROVIDED, HOWEVER, that no payments of principal or interest shall be due or made under or pursuant to the Put Note if, before or after such payment, (i) there exists (or would exist as a result of such payment or otherwise) a Default (as defined in the Credit Agreement) under, or a breach of subsection 8.04(a) of, the Credit Agreement (or any similar provisions of a replacement credit agreement which are not more restrictive than such section 8.04(a)), or (ii) the Company and Beacon Operating would have less than $2,000,000 of availability under its revolving loan facility under the Credit Agreement. Payments would not be due or made under the Put Note until permitted pursuant to the preceding sentence. The remaining amount of the Put Price in the event of exercise of the Put in the event of Termination without Just Cause (i.e. the Put Price minus the Put Cost) would be paid in a form of a Repurchase Note ("Profit Note"), provided that, notwithstanding anything to the contrary contained in this Agreement, the outstanding principal balance of and accrued interest under such Profit Note would be payable in full in a lump sum on the third anniversary of the Put Closing Date, and provided further, however, that no such payments would be due or made under the Profit Note unless and until the Company is permitted to make such payments under the terms of its Credit Agreement. The Put Note and Profit Note would each contain provisions reflecting the foregoing agreements and such other terms as are reasonably satisfactory to the Company's senior lender. If note(s) are delivered in satisfaction of the purchase price of Executive Securities upon the exercise of a Put, the Executive Securities purchased by the Company would be pledged to the seller of such securities pursuant to a pledge agreement in the form of Exhibit B hereto.

            (b) PAYMENT LIMITATION. Notwithstanding anything to the contrary contained in this Agreement or in any Repurchase Note delivered pursuant to the terms hereof, the Company's obligation to make a payment pursuant to a Repurchase Note or other note delivered pursuant to Sections 3, 5 or 6 of this Agreement shall be suspended to the extent and for so long as (x) the making of such payment, together with the making of all other payments to be made during such fiscal year on account of the Company's purchases of Executive Securities pursuant to this Agreement and securities purchased pursuant to any other agreements with shareholders of the Company, would result in a violation of the Delaware Act or a breach of any covenant contained in any loan or other bona fide agreement to which the Company or any of its Subsidiaries is a party, or
(y) the Company's Subsidiaries are unable to pay to the Company dividends or other distributions sufficient to permit the Company to pay the entire purchase price for such Executive Securities in cash as a result of applicable law or any covenant contained in any bona fide agreement to which any of such Subsidiaries are a party. If any portion of the Company's obligation to Executive or any of Executive's transferees has been suspended for a period in excess of one hundred eighty (180) days from the original due date of such obligation, Executive (or such transferee), by written notice delivered to the Company, may elect to rescind (on a pro rata basis between debt and equity) the sale of that portion of the Executive Securities the proceeds of sale of which are represented by unpaid notes made by the Company which are owed to Executive or such transferee. If payments are suspended pursuant to this Section 5(b), and the Executive has not elected to rescind the sale, at such time as the Company is able to resume making payments without violation of the Delaware Act, applicable law or a covenant in any bona fide agreement to which the Company or any of its Subsidiaries is a party, the

Company shall first make payments of arrearage owed to the former shareholders on a proportional (to the amount of arrearage) basis, and shall then make regularly scheduled payments.

            (c) If the Executive Securities are purchased by the Company and/or CHS pursuant to the Repurchase Option exercised by the Company upon termination of Executive's employment without Just Cause, then, concurrent with such purchase, the Company shall purchase from Executive the outstanding loans made on the date hereof by Executive to employees of Beacon Operating to purchase Shares or other securities from the Company, which loans shall be in a maximum amount of up to $480,000. The Company shall be entitled to receive customary representations and warranties regarding such loans and to receive such other evidence as may be reasonably necessary to effect such assignment. The loan documents between Executive and such other management employees (including a pledge agreement whereby such management employees pledge their securities of the Company to the lender to secure such loans) shall be assignable to the Company and shall not be amended or sold by the Executive following the date hereof without the prior written consent of the Company (and Executive shall not waive any of his rights thereunder).

     6. RESTRICTIONS ON TRANSFER OF EXECUTIVE SECURITIES. This Section 6 shall apply to any proposed Transfer of Executive Securities. Notwithstanding anything to the contrary contained herein, a Transfer of Executive Securities shall not be valid or have any force or effect unless (i) such Transfer is made in accordance with the provisions of this Agreement, (ii) such Transfer would not result in a violation of any applicable federal or state securities law, and
(iii) the intended transferee of such Transfer is not engaged in a Competitive Business, has not been engaged in a Competitive Business in the immediately preceding two years, and is not developing a Competitive Business.

            (a) TRANSFER OF EXECUTIVE SECURITIES. No Holder shall Transfer any interest in any Executive Securities except pursuant to an Exempt Transaction or pursuant to this Section 6. No Holder shall consummate any such Transfer (except pursuant to an Exempt Transaction or pursuant to Section 6(c)) until sixty-one
(61) days following the latest of the delivery to the Company and CHS of the Offer Notice (as defined below), unless all rights provided in Section 6(b) have been exercised or waived, and the parties to the Transfer have been finally determined pursuant to such exercises or waivers prior to the expiration of such sixty-one (61) day period (the "ELECTION PERIOD"). Notwithstanding anything to the contrary herein contained, except pursuant to an Exempt Transaction, neither Executive nor any of his Permitted Transferees shall Transfer any interest in Executive Securities (i) unless Executive or such Permitted Transferee(s) has received a bona fide written offer to purchase such Executive Securities, (ii) until the expiration of the Repurchase Options following Executive's Termination and (iii) in any event without the prior written consent of a majority of the members of the Board (which approval may be withheld for any reason or no reason).

            (b) FIRST REFUSAL RIGHT. If any Holder desires to Transfer any Executive Securities other than in an Exempt Transaction or a transaction pursuant to Section 6(c), such Holder (the "TRANSFERRING HOLDER") shall deliver a written notice (the "OFFER NOTICE") to the Company and CHS. The Offer Notice shall disclose in reasonable detail the identity of the proposed transferee(s) including, without limitation, all parties holding controlling interests in such proposed transferee), the proposed number, amount and type of Executive Securities to be transferred and the proposed terms and conditions of the Transfer and any other material information reasonably requested by the Board or CHS and shall include a true and correct copy of the written offer to purchase Executive Securities received by him. The delivery by the Transferring Holder of the Offer Notice shall create the following two (2) options:

                  (i) First, the Board, acting in good faith, may elect (in its sole discretion) to cause the Company to purchase all or any portion of the Executive Securities specified in the Offer Notice at the price and on the terms specified therein (provided, however, that any promissory note given by the Company pursuant to the terms of this Section 6 shall be subordinated to indebtedness owed to financial institutions on terms reasonably acceptable to such financial institutions) by delivering written notice of such election to the Transferring Holder as soon as practical, but in any event within thirty (30) days following the delivery of the Offer Notice (the "COMPANY OFFER PERIOD").

                  (ii) If the Company has not elected to purchase all of the Executive Securities within the Company Offer Period, then CHS may elect (in its sole discretion) to purchase all (but not less than all) of the Executive Securities not elected to be purchased by the Company at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Holder as soon as practical, but in any event within sixty (60) days following the delivery of the Offer Notice.

If the Company and/or CHS have elected to purchase all (but not less than all) of the Executive Securities offered by the Transferring Holder, the Transfer of such Executive Securities to the Company and/or CHS, as the case may be, shall be consummated as soon as practical after the delivery of the election notices, but in any event within thirty (30) days following the expiration of the Election Period. The purchasers of Executive Securities offered in the Offer Notice hereunder shall be entitled to receive customary representations and warranties as to ownership, title, authority to sell and the like from the Holder regarding such sale and to receive such other evidence, including applicable inheritance and estate tax waivers, as may reasonably be necessary to effect the purchase of the Executive Securities offered in the Offer Notice. Notwithstanding anything to the contrary herein contained, if the Company and CHS collectively have elected to purchase less than all of the Executive Securities offered by the Transferring Holder, then the Company and CHS shall be deemed to have elected not to purchase any of the Executive Securities offered by the Transferring Holder pursuant to this Section 6.

            (c) TRANSFER SUBSEQUENT TO EXPIRATION OF ELECTION PERIOD. If the Company and CHS have not collectively elected to purchase all Executive Securities being offered, such Transferring Holder may, within sixty (60) days following the expiration of the Election Period and subject to the provisions of this Section 6 other than Section 6(b), Transfer such Executive Securities referred to in the Offer Notice to the party or parties named therein at a price no less than the price specified in the Offer Notice and on other terms and conditions offered in the Offer Notice. Executive Securities Transferred pursuant to the previous sentence shall thereafter continue to be subject to all restrictions on Transfer and other provisions of this Agreement, including, without limitation, the provisions of this Section 6 with respect to further Transfers of the Executive Securities and a transferee, as a condition of any such Transfer, shall agree in writing to be bound by the provisions of this Agreement. Any Executive Securities not transferred within such sixty (60) day period shall be subject to the provisions of this Section 6 with respect to any subsequent Transfer.

            (d) PERMITTED TRANSFERS. Anything contained in this Agreement to the contrary notwithstanding, Executive Securities may be Transferred without first complying with the provisions of Section 6 other than as provided in this paragraph (d): (i) by Executive or a Permitted Transferee to CHS (it being agreed and understood that CHS shall not be a Holder as a result of such Transfer of Securities), (ii) by Executive to any member of such Executive's Family Group, (iii) by a Permitted Transferee to Executive, (iv) to the personal representative of Executive or a Permitted Transferee who is deceased or adjudicated incompetent, (v) by the personal representative of Executive or a Permitted Transferee who is deceased or adjudicated incompetent to any member of such Executive's or Permitted Transferee's Family Group, or (vi) upon termination of a trust or custodianship which is a Permitted Transferee of a Holder, by the trustee of such trust or custodian of such custodianship to the person or persons who, in accordance with the provisions of such trust or custodianship, are entitled to receive the Executive Securities held in trust or custody (collectively, the "PERMITTED TRANSFEREES"); provided that (A) the restrictions contained in this Section 6 shall continue to be applicable to the Executive Securities after any such Transfer, and (B) the Permitted Transferees of such Executive Securities shall have agreed in writing to be bound by all of the provisions of this Agreement affecting the Executive Securities so transferred.

            (e) CONSIDERATION FOR TRANSFER. Notwithstanding anything to the contrary herein contained, except as may be required by Section 5 hereof, where a Transfer is made for consideration, in no event shall any such Transfer by Executive of Executive Securities be made for any consideration other than (i) United States dollars payable in full upon consummation of such Transfer and/or
(ii) a promissory note with all amounts owed thereunder payable in United States dollars.

     7.     PIGGYBACK REGISTRATION.

            (a) For purposes of this Section 7, and without implication that the contrary would otherwise be true, the term "COMPANY" shall include any successor to the Company, the term "SHARES" shall include any securities of any such successor and the term "EXECUTIVE SHARES" shall include securities of any such successor issued in respect of Executive Shares. If, at any time or times, the Company determines to file with the SEC a registration statement covering any Shares to be issued or sold by the Company or CHS (or Affiliates of CHS), other than Shares or other securities of the Company which are issuable in an offering (i) to directors and employees of the Company or its Subsidiaries pursuant to an employee stock option, bonus or other employee benefit plan, (ii) in connection with the acquisition of another company's business by the Company or any of its Subsidiaries (whether by acquisition of stock or assets, or by merger, consolidation or other similar transaction) or the formation of a joint venture, or (iii) pursuant to a registration statement on any form which limits the amount of securities which may be registered by the issuer and/or selling securityholders or is not available for registering the Shares held by the Holders for sale to the public if and to the extent that such inclusion would make use of such form unavailable (and no Shares owned by CHS or Affiliates are being registered pursuant to such registration statement) (a "PIGGYBACK EVENT"), the Company shall (at least fifteen (15) days prior to the filing of such proposed registration statement) notify each Holder of Executive Shares in writing of the proposed registration statement, such notification to describe in detail the proposed registration (including those jurisdictions where registration is required under federal and/or state securities laws). If one or more of such Holders requests the Company in writing, within ten (14) days of the receipt of such notification from the Company, to include in such registration statement any of such Holder's Executive Shares, then, subject to the remaining provisions hereof, the Company will use its best efforts to include those Executive Shares in the registration statement and to have the registration statement declared effective. Each such request by a Holder of Executive Shares shall specify the number of Shares intended to be offered and sold by each such Holder, shall express each such Holder's present intent to offer such Shares for distribution, shall (subject to the provisions of Section 7(b)); if the Company or CHS and its Affiliates has not arranged for a plan of distribution or other marketing arrangements for such distribution), describe the nature or method of the proposed offer and sale thereof and shall contain the undertaking of each such Holder to provide all such information and materials and take all such action as may be requested in order to permit the Company to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of such registration statement. The Company, at its sole option, may elect not to proceed with the registration statement which is the subject of such notice. The obligations of the Company under this Section 7(a) are subject to the limitations, conditions and qualifications set forth in Section 7(b). If an Executive decides not to include or is precluded from including) all of his Executive Shares in any registration statement thereafter filed by the Company, such Executive will nevertheless continue to have the right, pursuant to this Section 7, to include Executive Shares in future Piggyback Events, all upon the terms and subject to the conditions as set forth in this Agreement. For purposes of this Section 7, the phrase "Affiliates of the Company" shall not include CHS, the Company, Beacon Operating or any of its Subsidiaries.

            (b) Notwithstanding anything to the contrary herein contained, if CHS's or its Affiliates' Shares are included in such registration statement, each Holder of Executive Shares shall be entitled to include in such registration statement (subject to the limitations and requirements set forth in Section 7(c)) a whole number of Executive Shares up to the product of (i) the number of Executive Shares then owned by such Holder and (ii) a fraction, the numerator of which is the number of Shares held by CHS or its Affiliates (other than the Company and its Subsidiaries) which are included in the contemplated registration, and the denominator of which is the number of Shares then owned by CHS or its Affiliates other than the Company and its Subsidiaries (it being understood that this sentence shall require such piggyback registration, and shall not be construed as an obligation by Company to use best efforts to cause such registration).

            (c) The obligation of the Company pursuant to Subsections 7(a) and 7(b) above are subject to each of the following limitations, conditions and qualifications:

                  (i) the Company shall be entitled to reduce the number of Executive Shares of any such Holder to be included in such registration if the managing underwriter(s) of a proposed public offering of the Company's securities advises the Company that, in its opinion, (or, if the offering is not underwritten, upon the Company's reasonable determination that) inclusion of all of such Holder's requested Shares would adversely affect the public offering of securities being sold by the Company so long as such reduction is proportionate to the reduction in the number of shares of CHS included in the offering.

                  (ii) the Company shall use its best efforts to cause the registration statement to remain current (including the filing of necessary supplements or post-effective amendments) during the period commencing on the initial effective date of such registration statement and ending on the date on which such registration statement shall have remained effective for ninety (90) days;

                  (iii) provided that the Company or CHS has not arranged for a plan of distribution and other marketing arrangements for such registration, it shall be a condition of the right of a Holder to participate that it shall have arranged for a plan of distribution of its Shares which are to be registered and made all pertinent marketing arrangements for such Shares. Any such plan and arrangements shall contemplate (i) a firm commitment underwriting or a best efforts underwriting, (ii) sales through a single broker-dealer (named in the registration statement as agent for such Holder pursuant to an agreement containing, without limitation, the agreement of such Holder not to offer or sell its Shares otherwise than through such broker-dealer unless and until such broker-dealer's authorization to sell the Shares has been terminated), or (iii) such other plan and arrangements as shall be approved by the Company. Notwithstanding the preceding sentence, if any securities to be sold by the Company or CHS pursuant to such registration statement are to be sold on a firm commitment basis through underwriters, those Holders desiring to sell their Shares in the offering shall, at the request of the Company or CHS, (i) sell their Shares on such basis through such underwriters and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents consistent with the terms of this Agreement and reasonably required under the terms of such underwriting arrangements;

                  (iv) the Company will furnish to each participating Holder such number of copies of any prospectus (including any preliminary or summary prospectus) as such Holder may reasonably request in order to effect the offering and sale of the Executive Shares to be offered and sold by such Holder, but only while the Company is required under the provisions hereof to cause the registration statement to remain current;

                  (v) the Company shall include such qualification under applicable state securities laws as may be necessary to enable the Holders on whose behalf such registration is to be effected to offer and sell the Executive Shares which are the subject matter of their requests; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process;

                  (vi) all expenses incurred in connection with any registration or qualification pursuant to Section 7(a) or 7(b) above, including, without limitation, all SEC registration fees, state securities filing fees, printing expenses (excluding the printing of any agreements, memoranda or other documents pertaining solely to the sale of Executive Shares by Holders) and fees and disbursements of experts used by the Company in connection with such registration, shall, subject to requirements of any applicable regulatory agency, be borne by the Company. Each participating Holder (including CHS) shall bear the fees and disbursements of its own legal counsel, underwriting or brokerage discounts and commissions, and transfer taxes, on the sale of its Shares;

                  (vii) the Company may require, as a condition to fulfilling its obligations under the registration provisions of Section 7(a) and 7(b) of this Agreement, receipt of executed customary indemnification agreements in form reasonably satisfactory to the Company from the Holders whose Shares are to be registered, and the Holders may require, as a condition to fulfilling their obligations under the registration provisions of Section 7(a) and 7(b) of this Agreement, receipt of executed customary indemnification agreements from the Company and other participating holders of Shares in form reasonably satisfactory to the Holders whose Shares are to be registered;

                  (viii) the Company shall notify each participating Holder at any time when a prospectus relating to such Shares is required to be delivered under the Act, of the happening of any event which causes such prospectus as then in effect to contain an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and, if necessary in the reasonable judgment of counsel for the Company, the Company will promptly prepare a supplement or amendment to such prospectus so that as thereafter delivered to the purchasers of such Shares, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading;

                  (ix) each participating Holder, upon receipt of any notice of the happening of any event of the kind described in Section 7(c)(viii) hereof, will immediately discontinue disposition of the Shares until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(c)(viii) hereof or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and, if so directed by the Company, such Holder will, or will request the managing underwriter or underwriters (if any) to, deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Shares current at the time of receipt of such notice;

                  (x) Executive agrees (i) to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event, in either case, as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Holder or omits or would omit to state any material fact regarding such Holder required to be stated therein or necessary to make the statements therein not misleading, and (ii) promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Holder, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

                  (xi) for purposes of this Agreement, the phrases "best efforts" and "best efforts to cause," when used with reference to efforts to be made by a party hereto or any of its affiliates shall not require such party or any of its affiliates to pay or transfer any money, property or other thing of value, shall require such party and its affiliates to act with all reasonable promptness and dispatch with respect thereto and shall require the other party and its affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party's efforts in connection therewith.

            (d) TRANSFER OF SHARES IN OPEN MARKET TRANSACTIONS. This Section 7(d) shall apply to any proposed Transfer of Shares by any Holder in an Open Market Transaction during all such times as CHS and/or its Affiliates owns in the aggregate greater than thirty percent (30%) of the Shares. During each calendar quarter during which sales of Shares are permitted to be made in accordance with agreements ("STANDSTILL AGREEMENTS") with the underwriters engaged in connection with a Public Sale, and during each calendar quarter following the termination of the Standstill Agreements, any such Holder that desires to Transfer Shares may sell such number of Shares as equals his pro rata share of one percent (1.0%) of the then outstanding Shares (or such lesser percentage or number as maybe permitted by the Standstill Agreements). Fifteen
(15) business days prior to the beginning of each calendar quarter during which sales of Shares are permitted under the Standstill Agreements, and fifteen (15) days prior to each calendar quarter after the termination of the Standstill Agreements, such Holder that desires to Transfer Shares shall deliver a written notice to the Company setting forth the number of Shares that such Holder desires to sell (up to such Holder's pro rata share of the aggregate quarterly maximum specified above) in Open Market Transactions during the succeeding quarter. If such Holder that is Transferring does not elect to sell his pro rata share, the Company may allocate the right to sell such unused pro rata share to any Stockholder of the Company. Within three (3) business days following the beginning of each applicable quarter, the Company shall deliver a written notice to such Holder that is Transferring setting forth the amount of Shares permitted to be sold (as determined in accordance with this Section 7(d)) by such Holder during such applicable calendar quarter in Open Market Transactions. The Company may, in its discretion, from time to time increase the aggregate amount of Shares which may be sold in any calendar quarter in Open Market Transactions. Any Shares sold in an Open Market Transaction shall cease to be bound by the terms and provisions of this Agreement. In addition to his pro rata share of one percent (1%), each Holder may sell a proportionate amount of the Shares held by such Holder equal to the proportionate amount of Shares sold by CHS in Open Market Transactions in the public markets from time to time.

     8.     SALE OF THE COMPANY.

            (a) If the holder(s) of a majority of the Shares then outstanding and (if required under applicable law) the Board approve a Sale of the Company (an "APPROVED SALE") (and if the Sale of the Company is to an entity that is an Affiliate of CHS, the consideration for such Sale of the Company is fair to the Company and the holders of Shares as determined pursuant to the same mechanism used to determine Fair Market Value under Section 1), each Holder shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of Shares, each Holder shall, if requested by the holder(s) of a majority of the Shares then outstanding, sell (or otherwise Transfer) that percentage of his Executive Securities, on terms and conditions approved by the Board (if necessary) and the holder(s) of a majority of the Shares then outstanding, as shall equal the percentage of Shares and other securities of the Company owned by CHS and any Affiliate or successor of CHS that are to be included in such transaction. Each Holder shall take all actions reasonably necessary or reasonably desirable (as determined by the holder(s) of a majority of the Shares then outstanding) in connection with the consummation of the Approved Sale. Without limiting the foregoing, (i) if the Approved Sale is structured as a merger, consolidation, joint venture or similar transaction, each Holder shall vote in favor of such transaction and waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation, and (ii) if the Approved Sale is structured as a sale or exchange of Shares, each Holder shall agree to sell or exchange all of the Shares and Options held by such Holder on the terms and conditions approved by the Board and the holders of a majority of the Shares then outstanding: The Company shall use best efforts to notify Executive in writing not less than thirty (30) days prior to the proposed consummation of an Approved Sale (or, Participation Sale as described in Section 8(b) below); PROVIDED that such Executive agrees that he or she will not, directly or indirectly (without the prior written consent of the Company), disclose to any other Person (other than to such Executive's legal counsel in confidence, as otherwise necessary to protect such Executive's rights under this Agreement or as otherwise required by law) any information related to such potential Sale of the Company.

            (b) If CHS proposes to sell to a purchaser or related group of purchasers such number of Shares as equals or exceeds 50% of the then outstanding Shares determined on a Fully-Diluted Basis (whether in one transaction or a series of transactions) (a "PARTICIPATION SALE"), Executive may elect to participate in the contemplated transaction by delivering written notice to the Company and CHS within ten (10) days following the receipt by Executive of notice of such transaction. Executive shall be entitled to sell, at the same price and on the same terms as CHS, Shares equal to the product of (i) the number of Shares owned by such Executive on a Fully-Diluted Basis multiplied by (ii) the quotient of (x) the number of Shares sold by CHS in such transaction divided by (y) the aggregate number of Shares held by CHS at such time, on a Fully Diluted Basis. Notwithstanding anything to the contrary herein contained, this Section 8(b) shall not apply to (x) any Sale to any officer, director, employee, agent, or lender to the Company, Beacon Operating or any of its Subsidiaries, or (y) any Sale or other Transfer to any successor CHS approved fund or to any affiliate of CHS.

            (c) If a Holder is required or elects to participate in an Approved Sale or a Participation Sale pursuant to subsection (a) or (b) above:
(i) upon the consummation of the Approved Sale or the Participation Sale, as the case may be, all of the Holders of Shares similarly situated shall receive the same form and amount of consideration per Share, or if any Holders are given an option as to the form and amount of consideration to be received, all such Holders shall be given the same option; (ii) upon the consummation of the Approved Sale or the Participation Sale, as the case may be, all of the holders of Subordinated Notes similarly situated shall receive the same form and amount of consideration in relation to the face amount of Subordinated Notes held by such holders, or if any such holders are given an option as to the form and amount of consideration to be received, all holders shall be given the same option; and (iii) all Holders of then currently exercisable Options shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale or the Participation Sale, as the case may be, and participate in such sale as Holders, or (B) upon the consummation of the Approved Sale or the Participation Sale, as the case may be, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per Share received by the Holders in connection with the Approved Sale or the Participation Sale, as the case may be, less the exercise price per share of such rights to acquire Shares, by (2) the number of Shares represented by such rights. Without limiting the foregoing, any Holder participating in a transaction pursuant to this Section 8 shall be required to make such representations, warranties and covenants, and grant such indemnification, as may be required by the purchaser of the Shares and which have been made by CHS or the holders of a majority of the outstanding Shares, as the case may be. Holders exercising rights under this Section 8(c) and 8(b) shall be required to make such representations and warranties and grant such indemnification as may be required by the purchaser of Shares and have been made by CHS in such transaction.

            (d) If the Board or the holders of a majority of the outstanding Shares of the Company enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the SEC under the 1933 Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Holder shall, acting together with other Holders, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the 1933 Act) reasonably acceptable to the Company. If Executive appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative, but if Executive declines to appoint the purchaser representative designated by the Company, Executive shall appoint another purchaser representative (reasonably acceptable to the Company), and Executive shall be responsible for the fees of the purchaser representative so appointed.

            (e) Each Holder shall bear such Holder's pro-rata share (based upon the number of Shares sold on a Fully-Diluted Basis) of the costs of any sale of Executive Securities pursuant to an Approved Sale or a Participation Sale to the extent such costs are not otherwise paid by the Company or the acquiring party; provided, however, that all Holders are treated on an equal basis. Costs incurred by a Holder on such Holder's own behalf shall not be considered costs of the transaction hereunder.

            (f) Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 8 shall terminate upon the consummation of a Sale of the Company or a Public Offering.

     9.     LIMITED PREEMPTIVE RIGHTS.

            (a) Except for the issuance of Shares or Options (A) in connection with the acquisition of another Person's's business by the Company or any of its Affiliates (whether by acquisition of stock or assets, or by merger, consolidation or other similar transaction), the acquisition of any stock or assets of any Person or the formation of a joint venture, (B) pursuant to a Public Offering, (C) to current or future officers, employees, directors, agents or consultants of the Company or its Subsidiaries, to Affiliates of the Company (or any of their respective officers, directors, employees or agents) or to holders of the existing securities of the Company (issued by the Company), or
(D) to the Company's or any Subsidiary's lenders in connection with the incurrence, renewal or maintenance of indebtedness (including funded indebtedness), if the Company authorizes the issuance and sale of any Shares (other than as a dividend on the outstanding Shares) or any Options, pursuant to the exercise of warrants or otherwise, the Company shall first offer to sell to Executive a portion of such Shares or Options equal to an amount determined by multiplying (x) the amount obtained by dividing (1) the number of Executive Shares held by Executive immediately prior to the proposed issuance of securities, on a Fully-Diluted Basis, by (2) the aggregate number of Shares outstanding immediately prior to the proposed issuance of such securities, on a Fully-Diluted Basis by (y) the amount of such Shares or Options being issued in the transaction; provided that Executive, if he is exercising his pre-emptive rights pursuant to this Section 9, shall, as a condition to such exercise, also be required to purchase the same proportionate amount of any other securities that the purchasers of such Shares or Options purchase in connection with the issuance of the securities subject to the preemptive rights. Notwithstanding anything in this Section 9 to the contrary, if preemptive rights arc exercised pursuant to this Section and pursuant to the preemptive rights granted under the Executive Securities Agreements and the Chief Executive Securities Agreements for an aggregate number of Shares or Options which is greater than 100% of the Shares or Options to be issued and sold by the Company, then the number of Shares that each executive, including without limitation the Executive, shall be entitled to purchase pursuant to such agreements shall be reduced, on a pro rata basis among all such executives exercising preemptive rights under such agreements, to the extent necessary such that the number of Shares and Options purchased pursuant to the preemptive rights exercised under such agreements equal the number of Shares and Options to be issued and sold by the Company.

            (b) Executive shall exercise Executive's pre-emptive rights hereunder within fifteen (15) days following the receipt of written notice from the Company describing in reasonable detail the purchase price, the payment terms for the Shares or Options, the period in which the pre-emptive right hereunder is to be exercised, and Executive's percentage allotment. The Executive exercising the Executive's pre-emptive right shall execute all documentation, and take all actions, as may be reasonably requested by the Company in connection therewith.

            (c) Upon the expiration of the offering period described above, the Company shall be entitled to sell such Shares or Options which Executive has not elected to purchase during the sixty (60) day period following such expiration, on terms and conditions no more favorable to the purchasers thereof than those offered to Executive. Any Shares or Options offered or sold by the Company following such sixty (60) day period shall be reoffered to Executive pursuant to the terms of this Section 9.

            (d) The rights of the Executive under this Section 9 shall terminate upon the earlier of (i) consummation of a Sale of the Company, or (ii) the consummation of a Public Offering.

     10. ELECTION OF DIRECTOR. Until the date of termination of the employment of Executive with Beacon Operating and its Subsidiaries (for any reason whatsoever), CHS shall vote all Shares owned by it, or where the Company seeks to take action by written consent in lieu of a meeting of stockholders, to execute written consents in lieu of such meeting of stockholders with respect to such Shares, at such time as the election of the Board of Directors is considered, for the election of Executive to serve as a member of the Board of Directors, it being understood, however, that CHS shall control the Board of Directors. Executive shall not be entitled to receive director's fees for his service on the Board. The right to serve as a-director of the

Company is personal to Executive and Executive shall not be permitted to appoint a designee to serve as his replacement as a director. Notwithstanding the foregoing, the provisions of this Section 10 shall be of no further force and effect immediately upon: (i) Executive's material breach of the Asset Purchase Agreement dated as of August 21, 1997 between Seller, Beacon Operating and stockholders of Seller, or (ii) any Closing Document (as defined in the Asset Purchase Agreement), including without limitation, that certain Confidentiality and Non-Competition Agreement between Executive and Beacon Operating of even date herewith.

     11.    ADDITIONAL RESTRICTIONS ON TRANSFER.

            (a) LEGEND. All certificates evidencing Executive Shares which are subject to this Agreement shall bear the following legend:

     "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SHARES REPRESENTED HEREBY ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A CHIEF EXECUTIVE SECURITIES AGREEMENT BETWEEN BEACON HOLDING CORPORATION ("THE COMPANY") AND THE ORIGINAL HOLDER HEREOF DATED AS OF AUGUST 21, 1997 AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS SECURITY UNTIL THE CONDITIONS THEREIN HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

If Executive Shares remain restricted following a Public Offering and the above legend thereby becomes inappropriate in whole or in part, a new, appropriate legend shall be set forth on such certificates.

            (b) OPINION OF COUNSEL. Executive may not Transfer any Executive Shares without first delivering to the Company, if reasonably requested by the Company, an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the 1933 Act and applicable state securities laws is required in connection with such Transfer.

     12. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by confirmed facsimile (provided, however, that notices delivered by facsimile shall only be effective if such notice is also delivered by hand, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier (charges prepaid), on or before two (2) business days after its delivery by facsimile) or by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below:

            TO THE COMPANY:

            Beacon Holding Corporation
            c/o Code, Hennessy & Simmons III, L.P. 10
            South Wacker Drive
            Suite 3175
            Chicago, Illinois 60606
            Attention: Brian Simmons and Peter M. Gotsch

            WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE TO THE COMPANY) TO:

            Altheimer & Gray
            10 South Wacker Drive, Suite 4000 Chicago,
            Illinois 60606
            Attention: S. Michael Peck, Esq. and James R. Cruger, Esq.

            TO EXECUTIVE:

            Andrew R. Logie 35 Myrtle Street Millis, MA 20254

            WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE TO THE EXECUTIVE) TO:

            Sherburne, Powers & Needham, P.C. One Beacon
            Street
            Boston, MA 02108
            Attention: William Machen, Esq. and Theodore Hanselman, Esq.

            TO CHS:

            Code, Hennessy & Simmons III, L.P. 10 South
            Wacker Drive
            Suite 3175
            Chicago, Illinois 60606
            Attention: Brian Simmons and Peter M. Gotsch

            WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE TO CHS TO:

            Altheimer & Gray
            10 South Wacker Drive, Suite 4000
            Chicago, Illinois 60606
            Attention: S. Michael Peck, Esq. and James R. Cruger, Esq.

and/or such other address and/or to the attention of such other person as the recipient party shall have designated by notice given in accordance with this
Section 12. Any notice under this Agreement shall be deemed to have been given,
(a) if delivered in person or sent by confirmed facsimile or overnight courier, one business (1) day following delivery to recipient, facsimile transmission or delivery to the courier (as the case may be), or (b) if mailed, three (3) business days following deposit in the U.S. mail.

     13.    AMENDMENT AND TERMINATION.

            (a) This Agreement shall be terminated: (i) upon the mutual agreement of the Company (with the approval of the Board), CHS and holders of at least seventy percent of the Executive Securities or (ii) upon the consummation of a Sale of the Company (other than as a result of a sale in a Public Offering) provided, however, that the representations and warranties of the parties hereto contained in Section 2(a) and 2(b) of this Agreement shall survive termination of this Agreement. The rights and obligations of the parties shall survive termination of the Agreement to the extent that any performance i s required after such termination.

            (b) This Agreement may not be amended by the Company without the written consent of CHS and Executive (but only if he owns any Shares at such time); provided that in no event shall any such amendment materially and adversely affect the rights of any one Holder without the prior written consent of such Holder unless such amendment materially and adversely affects the rights of all holders.

     14.    GENERAL PROVISIONS.

            (a) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

            (b) COMPLETE AGREEMENT. This Agreement, the Convertible Note and the Subordinated Note executed concurrently herewith, collectively embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            (c) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            (d) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, CHS and their respective legal representatives, heirs, successors and assigns (including subsequent holders of Executive Securities); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a Permitted Transfer of Executive Securities hereunder.

            (e) CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

            (f) CONSENT TO JURISDICTION. Executive irrevocably consents and submits to the exclusive jurisdiction of any local, state or federal court within the County of Cook in the State of Illinois for enforcement by the Company or CHS of this Agreement. The Company and CHS irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court within the County of Cook in the State of Illinois for enforcement by Executive of this Agreement. Executive, the Company and CHS irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

            (g) REMEDIES. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in such party's favor. In the event of a dispute hereunder, the prevailing party's reasonable attorney's fees and costs shall be reimbursed by the opposing party or parties in such dispute within fourteen days following a judgment by a court or tribunal of competent jurisdiction over such exercise or enforcement. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

            (h) WAIVER. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

            (i) BUSINESS DAYS. If any time period forgiving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or legal holiday.

            (j) GENDER. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires.

            (k) HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Chief Executive Securities Agreement on the date first written above.

                                      BEACON HOLDING CORPORATION

                                      By: /s/ Marcus George
                                          --------------------------------------
                                      Its: Vice President
                                          --------------------------------------

                                      CODE, HENNESSY & SIMMONS III, L.P.

                                      By:  CHS Management III, L.P.,
                                           its general partner

                                      By:  CODE, HENNESSY & SIMMONS, INC.,
                                           its general partner

                                               By: /s/ Peter M. Gotsch
                                                   -----------------------------
                                               Its: Principal
                                                   -----------------------------

                                      EXECUTIVE

                                           /s/ Andrew R. Logie
                                           -------------------------------------
                                           Name:   Andrew R. Logie